Exhibit 99.(a)(5)

Silicon Storage Technology, Inc. www.SuperFlash.com Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options Presented by: Wendy Davis

Silicon Storage Technology, Inc. Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options Presented by: Wendy Davis

SST Proprietary and Confidential Disclaimer - Refer to the Offering Memorandum This presentation is only intended to provide an overview of the issues and give you an opportunity to ask questions. The actual “Offer” is strictly limited to the terms and conditions specified in the Offering Memorandum filed with the Securities and Exchange Commission on April 3, 2008. In the event of a conflict between this presentation and the Offering Memorandum, the Offering Memorandum will control.

SST Proprietary and Confidential What is the Offer? Offer to Amend: • Some employees hold options with exercise prices that may be lower than the FMV of our stock on the grant date (determined for tax purposes). • These options may therefore be subject to adverse tax consequences under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). • We are offering to amend these options to help each eligible optionee avoid or minimize such adverse taxation (the “Offer to Amend”).

SST Proprietary and Confidential What is the Offer? Offer to Replace: • Many of our employees hold options with exercise prices that significantly exceed the current trading price of our common stock. We refer to these options as “underwater” options. • We are offering each eligible optionee holding one or more of these “underwater” options the opportunity to replace those options with new options having different terms, including a lower exercise price (the “Offer to Replace”).

SST Proprietary and Confidential Offer to Amend: What is Section 409A? Section 409A was added to the Code to address “abuses” in deferred compensation – that is, compensation which is “earned” in one year, but paid and taxed in a later year. The following compensatory options are subject to Section 409A, unless they qualify for an exemption: • Held by an individual subject to taxation in the United States; • Granted at a discount from fair market value on the date of grant; AND • Unvested as of January 1, 2005. What is a “discount”? • Options that have an exercise price that is less than the FMV of the underlying shares on the date of grant.

SST Proprietary and Confidential How Did I Receive “Discounted Options”? SST determined that, with respect to certain option grants, the measurement date for accounting purposes differed from the date of grant. If the FMV on the revised measurement date was higher than the FMV on the original grant date, SST considers the options discounted for accounting purposes and also for tax purposes. Going forward, SST will treat discounted options as NSOs even if originally granted as ISOs.

SST Proprietary and Confidential Option Taxation Generally - NSOs Assume an NSO is granted with an exercise price of $13: • No tax at grant or at vesting • Assume value at exercise is $20: - Employee recognizes $7 of taxable ordinary income at exercise – that is, the “gain” = ($20-$13) = $7 • Employee recognizes capital gains or capital loss at sale on any additional gain or loss = (sale price-$20)

SST Proprietary and Confidential Option Taxation Generally - ISOs Assume an ISO is granted with an exercise price of $13: • No tax at grant or at vesting • Assume value at exercise is $20: - No ordinary income on exercise • But possibly $7 of income for AMT ($20-$13) - Employee recognizes gain at sale = (sales price-$13) • If employee exercises and holds, meeting ISO holding periods (>2 years after grant and >1 year after exercise), entire gain on sale is long term capital gain • If employee exercises and holding periods are not met, any gain on sale, up to the spread on the date of exercise, is taxed as ordinary income - Example: employee exercises and sells on same day, when FMV is $20, $7 of gain is taxed as ordinary income ($20-$13)

SST Proprietary and Confidential Option Taxation Under Section 409A “Discounted” options are: • Subject to the following taxes in the year that they vest (even if you never exercise): - Ordinary income and withholding taxes, - 20% federal income tax under 409A, - 20% state income tax under state 409A (e.g., California), and - Additional 409A “interest” taxes (federal and state). • Subject to same taxes in the years between vesting and exercise (even if you never exercise) • Subject to same taxes in year of exercise • Treated as NSOs on sale In short: aggregate taxes of approximately 80% or more on the “value” of the option – even if you never exercise!

SST Proprietary and Confidential Example Assume an unexercised NSO granted on October 15, 2002 for 1,000 shares, with a 4-year vesting schedule and a 12-month cliff. The exercise price = $3.65, but FMV on revised measurement date = $4.25. Vesting: • 292 shares vest during 2003 • 250 shares vest monthly during 2004 • 250 shares vest monthly during 2005 • 208 shares vest monthly during the first 10 months of 2006 CONCLUSION: 458 shares may be subject to §409A because they (1) have been granted at less than FMV on the grant date, (2) vested in 2005 and 2006, and (3) have not been exercised or cancelled.

SST Proprietary and Confidential Example (continued) Assume that, as of 12/31/2008, SST stock price = $8.00 W-2 Income: $1,992.30 = 458 shares x $4.35; $4.35 = ($8.00-$3.65) Total Taxes: $1,750.10 Fed Ordinary Income $ 697.30 35.0% CA Ordinary Income $ 185.28 9.3% Aggregate Ordinary Income $ 882.58 44.3% 409A Tax (Fed + CA) $ 796.92 40.0% Interest (Fed + CA) $ 70.60 8.0% of reg tax* Tax Rate w/§409A $1,750.10 87.8%** Tax due each year until exercise or expiration based on any increases in the value (no offset for decreases in value). * Assumes an aggregate interest rate on the ordinary income under §409A and applicable CA law of 8%. Rate is subject to change based on changes in applicable federal interest rate. ** Assumes no deduction for state 409A taxes and certain timing on tax payments that may not be applicable to your situation. Consult your own tax advisor to determine your potential tax liability.

SST Proprietary and Confidential SST’s Solution: The Offer to Amend Amend unexercised Eligible 409A Options to increase the option exercise price. • New option exercise price will equal the fair market value on the revised measurement date. • All other terms will remain the same - including the number of shares, vesting schedule and expiration date. • Amended option, just like underlying “discounted” option, will be treated as an NSO

SST Proprietary and Confidential Offer to Amend: Eligibility “Eligible 409A Optionee”: • A current employee (both at start and end of the Offer to Amend); • Holds an Eligible 409A Option; and • Is or may be subject to US taxation on the Eligible 409A Option. “Eligible 409A Options”: • Granted under the 1995 Equity Incentive Plan; • FMV on revised measurement date > exercise price; • Held by an Eligible 409A Optionee.

SST Proprietary and Confidential What happens if I reject the Offer to Amend? Tax Impact: • Income taxation prior to exercise - Ordinary income and withholding taxes - 20% 409A tax - Potential federal tax in the nature of interest - State “409A” income taxes (if applicable) Tax due on the increase in “value” each year until exercise or expiration of the discounted options. This Offer to Amend is a one-time offer to help minimize or avoid adverse tax consequences.

SST Proprietary and Confidential But if I accept, my Eligible 409A Options will go “underwater”! SST understands that most Eligible 409A Options will go “underwater” or become further “underwater” by accepting the Offer to Amend. SST also understands that a number of stock options that are not Eligible 409A Options are currently “underwater”.

SST Proprietary and Confidential SST’s Solution: The Offer to Replace Cancel outstanding “underwater” stock options in exchange for the grant of new options. Terms of the new options: • Exercise price will equal the closing price of our stock on the date the Offer expires. • Covers a lesser number of shares based on “exchange ratios” • New vesting schedule • 8 year term (i.e., new expiration date) • Will be an NSO • Granted under 1995 Plan

SST Proprietary and Confidential Offer to Replace: Eligibility “Eligible Underwater Optionee”: • A current employee (both at start and end of the Offer to Amend); and • Holds an Eligible Underwater Option “Eligible Underwater Options”: • Granted under the 1995 Equity Incentive Plan; • Exercise price per share is (1) greater than $4.00 and (2) greater than the closing price per share of SST’s stock on the Expiration Date; and • Held by an Eligible Underwater Optionee. Eligible 409A Options that have been amended in the Offer to Amend may be Eligible Underwater Options!

SST Proprietary and Confidential Offer to Replace: Exchange Ratios 1 New Option for every 10 Eligible Underwater Options exchanged. The current exercise price is equal to or greater than $15.01 per share. 1 New Option for every 8 Eligible Underwater Options exchanged. The current exercise price is equal to or greater than $10.01 per share, but less than or equal to $15.00 per share. 1 New Option for every 2.5 Eligible Underwater Options exchanged. The current exercise price is equal to or greater than $5.26 per share, but less than or equal to $10.00 per share. 1 New Option for every 1.45 Eligible Underwater Options exchanged. The current exercise price is greater than $4.00 but less than or equal to $5.25 per share. New Option (fractional shares rounded down) Current Exercise Price Offer to Replace – Exchange Ratios

SST Proprietary and Confidential Offer to Replace: New Vesting Schedules If your Eligible Underwater Option is 100% vested on the Expiration Date: • One-year vest - 100% of the New Option will vest on the one-year anniversary of the Expiration Date, subject to continued employment. If your Eligible Underwater Option is not fully vested on the Expiration Date: • Four-year vest - 25% of the New Option will vest on the one-year anniversary of the Expiration Date, and 1/48th of the New Option will vest monthly thereafter, subject to continued employment.

SST Proprietary and Confidential Offer to Replace: Example #1 You tender an Eligible Underwater Option to purchase 5,000 shares that was granted on September 13, 2000 with an exercise price per share of $18.60. The option is 100% vested on the Expiration Date (May 1, 2008). The closing price of our stock on the Expiration Date is $2.80. • You will receive a New Option to purchase 500 shares - i.e., the 1:10 ratio will apply. • The New Option will have an exercise price of $2.80 per share. • The New Option will vest as follows: - 100% of the 500 shares will vest on May 1, 2009 • The New Option will have an 8 year term (i.e., expire May 1, 2016). • The New Option will be an NSO granted under the 1995 Plan.

SST Proprietary and Confidential Offer to Replace: Example #2 You tender an Eligible 409A Option to purchase 5,000 shares that was granted on September 1, 2005 with an exercise price per share of $4.90 that was amended in the Offer to Amend so that it now has an exercise price of $5.15 (the revised measurement date price). The option is 75% vested on the Expiration Date (May 1, 2008). The closing price of our stock on the Expiration Date is $2.80. • You will receive a New Option to purchase 3,448 shares - i.e., the 1:4.5 ratio will apply. • The New Option will have an exercise price of $2.80 per share. • The New Option will vest as follows: - 25% of the 3,448 shares will vest on May 1, 2009 - 1/48th of the 3,448 shares will vest each month thereafter • The New Option will have an 8 year term (i.e., expire May 1, 2016). • The New Option will be an NSO granted under the 1995 Plan.

SST Proprietary and Confidential Offer to Replace: Example #3 You tender an Eligible Underwater Option to purchase 5,000 shares that was granted on October 10, 2006 with an exercise price per share of $4.22. The option is 36% vested on the Expiration Date (May 1, 2008). The closing price of our stock on the Expiration Date is $4.30. You will not be granted a New Option. The terms of your October 2006 award will remain unchanged.

SST Proprietary and Confidential How Do I Participate? Tender Offer Begins: April 3, 2008. Tender Offer Expires: May 1, 2008. • All elections MUST be received by 11:59 PM (Pacific Daylight Time) on May 1, 2008. • Late submissions will not be accepted. Only way to “tender” and accept the offer: • Submit your election on our tender offer website, or • Submit your election via email or fax. Election Confirmation Statement will be emailed to you within 3 business days. Participation is voluntary - failure to submit an election will be deemed an election not to participate.

SST Proprietary and Confidential Where can I get more information? You have received an email that includes a link to our tender offer website where you can: • View a table listing your Eligible Options • Read all of the material documents related to the Offer – including the Offering Memorandum and a Summary of Terms • Make your election! You may request a written copy of any or all of these materials at no charge by contacting SST Stock Administration at stockadmin@SST.com or (408) 720-6549.

SST Proprietary and Confidential Terms of the Offer Must tender all Eligible 409A Options in the Offer to Amend if you wish to participate in the Offer to Amend or the Offer to Replace. May tender less than all Eligible Underwater Options if you wish to participate in the Offer to Replace. Participation in the Offer is at your own risk: • There is no guarantee that Eligible 409A Options will not be subject to potential adverse tax consequences • There is no guarantee that you are better off accepting the Offer. Acceptance of the Offer and amendment and/or replacement of your Eligible Options does not occur until the Offer expires. Acceptance of the Offer gives you no additional right to continue to remain employed by or in service of SST.

SST Proprietary and Confidential What About Exercised Options? Only unexercised stock options are eligible for the Offer to Amend and the Offer to Replace. Discounted options that were exercised prior to January 1, 2006 are exempt from Section 409A. Discounted options exercised on or after January 1, 2006 may be subject to Section 409A taxes: • Discounted options that vested before January 1, 2005 are “grandfathered” and may generally be exercised without triggering adverse taxation under Section 409A. • Discounted options that are exercised in connection with a termination of service may be exempt – talk to your tax advisor.

SST Proprietary and Confidential How Do I Accept the Offer? Complete the Election Form indicating acceptance of the Offer. • Return the Election Form to SST Stock Administration. - Via the tender offer website: https://ssti.equitybenefits.com - Via email: stockadmin@SST.com. - Via fax: (408) 523-7707. SST must receive the Election Form by May 1, 2008, at 11:59 p.m. Pacific Daylight Time.

SST Proprietary and Confidential How Do I Reject the Offer? Complete the Election Form indicating rejection of the Offer. • Return the Election Form to the Option Tender Offer Team - Via the tender offer website: https://ssti.equitybenefits.com - Via email: stockadmin@SST.com. - Via fax: (408) 523-7707. or Fail to return the Election Form by the deadline.

SST Proprietary and Confidential What If I Change My Mind? Elections may be withdrawn or changed at any time, so long as a new Election Form is received by SST prior to the Expiration Date.

SST Proprietary and Confidential What do I need to do? Carefully review the Offering Memorandum, exhibits, and business and financial information provided to you. Consult with your own legal, financial, and tax advisors. Consider which alternative is best for you: • Amend Eligible 409A Options and/or exchange Eligible Underwater Options, or • Reject the Offer. SST will answer questions, but it does not know what choice is best for you and will not make specific recommendations. If considering exercising your Eligible Options during 2008, consider delaying exercising your Eligible Options until you have decided what to do about the Offer. Your Eligible Options will no longer qualify as “Eligible Options” once they have been exercised.

SST Proprietary and Confidential Risks of Tax Rule Uncertainty SST believes that the Offer “cures” the potential problem of discounted options under Section 409A, but it cannot provide an absolute guarantee. Section 409A is relatively new, and guidance from the Treasury and IRS has been limited and sporadic to date. No assurance that subsequent guidance may not cause unfavorable tax consequences to you, despite your participation in the Offer. State tax law uncertainty.

SST Proprietary and Confidential Important Information THIS PRESENTATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO AMEND ARE MADE ONLY PURSUANT TO AN OFFER TO AMEND AND RELATED MATERIALS THAT SST FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON APRIL 3, 2008 AS PART OF AN OFFERING MEMORANDUM. OPTIONEES WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE OFFERING MEMORANDUM AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. OPTIONEES MAY OBTAIN THE OFFERING MEMORANDUM AND THE RELATED MATERIALS FREE OF CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV.

SST Proprietary and Confidential Reminders Cooley Godward Kronish LLP is not a financial or investment advisor. Circular 230 Disclaimer. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS PRESENTATION IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS PRESENTATION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PROGRAMS. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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